For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES NEW FIVE YEAR $125 MILLION CREDIT FACILITY

FOR IMMEDIATE RELEASE - October 25, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced that it has entered into a new five year, $125 million, secured credit facility with GE Commercial Finance, Corporate Lending. The new facility will be used to fund working capital requirements and other corporate needs and replaces the Company’s existing credit facility.

David B. Stewart, Chief Executive Officer, indicated, “We are very pleased with the terms of the credit agreement and look forward to a long-term relationship with GE-Corporate Lending. The new facility provides the Company with greater liquidity and flexibility and gives us the support we need to continue to reenergize our core business.”

"Having in-depth industry knowledge of the retail space allowed us to structure financing that better meets Bombay’s financing needs,” said Jim Hogan, managing director of GE-Corporate Lending’s Retail Group. “We look forward to continuing to bring industry expertise and smarter financial solutions to Bombay and other retailers alike.”

About Bombay
The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through over 400 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

About GE - Corporate Lending
With $14 billion in assets, GE Commercial Finance Corporate Lending is one of North America’s largest providers of asset-based, cash flow, structured finance and other complimentary solutions for mid-size and large companies. From over 30 offices throughout the U.S. and Canada, GE Corporate Lending specializes in serving the unique needs of borrowers seeking $10 million to $1 billion and more for working capital, growth, acquisitions, project finance and turnarounds. Visit gelending.com for more information.

About GE Commercial Finance
GE Commercial Finance, which offers businesses around the globe an array of financial products and services, has assets of over $206 billion and is headquartered in Norwalk, Connecticut. GE is Imagination at Work - a diversified technology, media and financial services company focused on solving some of the world’s toughest problems. GE serves customer in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company’s website at ge.com

Any statements in this press release that may be considered forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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